Exhibit 10.3
SENIOR SUBORDINATED LOAN AND SECURITY AGREEMENT
Dated as of August 25, 2010
by and among
REGIONAL MANAGEMENT CORP.,
REGIONAL FINANCE CORPORATION OF SOUTH CAROLINA,
REGIONAL FINANCE CORPORATION OF GEORGIA,
REGIONAL FINANCE CORPORATION OF TEXAS,
REGIONAL FINANCE CORPORATION OF NORTH CAROLINA,
REGIONAL FINANCE CORPORATION OF ALABAMA, and
REGIONAL FINANCE CORPORATION OF TENNESSEE
and
THE LENDERS PARTY HERETO
and
PALLADIUM CAPITAL MANAGEMENT III, L.L.C.,
AS AGENT FOR THE LENDERS

i

(continued)

(continued)

(continued)

Senior Subordinated Loan and Security Agreement
     This SENIOR SUBORDINATED LOAN AND SECURITY AGREEMENT dated as of August 25, 2010 (this “Agreement”), is executed by and between REGIONAL MANAGEMENT CORP., a South Carolina corporation (“Regional”), REGIONAL FINANCE CORPORATION OF SOUTH CAROLINA, a South Carolina corporation (“RFCSC”), REGIONAL FINANCE CORPORATION OF GEORGIA, a Georgia corporation (“RFCG”), REGIONAL FINANCE CORPORATION OF TEXAS, a Texas corporation (“RFCTX”), REGIONAL FINANCE CORPORATION OF NORTH CAROLINA, a North Carolina corporation (“RFCNC”), REGIONAL FINANCE CORPORATION OF ALABAMA, an Alabama corporation (“RFCA”), and REGIONAL FINANCE CORPORATION OF TENNESSEE, a Tennessee corporation (“RFCTN”, and together with Regional, RFCSC, RFCG, RFCTX, RFCNC and RFCA are herein individually referred to as a “Borrower” and collectively referred to as “Borrowers”), whose chief executive offices are located at 509 West Butler Road, Greenville, South Carolina 29607 (with a mailing address of Post Office Box 776, Mauldin, South Carolina 29662), the Persons identified herein as Lenders, and PALLADIUM CAPITAL MANAGEMENT III, L.L.C., as Agent for Lenders (in such capacity, “Agent”).
R E C I T A L S:
     A. Borrowers have entered into a Senior Subordinated Loan and Security Agreement, dated as of June 29, 2007 (the “Existing Subordinated Loan Agreement”), among Borrowers and the Lender (as defined in the Existing Subordinated Loan Agreement).
     B. Borrowers desire to obtain funds to refinance the amounts presently outstanding under the Existing Subordinated Loan Agreement. Pursuant to Borrowers’ requests, Lenders are willing to extend such financial accommodations to Borrowers under the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, Borrowers agree to borrow from Lenders, and Lenders agree to lend to Borrowers, subject to and upon the following terms and conditions:
A G R E E M E N T S:
SECTION 1. DEFINITIONS.
     1.1. Defined Terms.
          For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.
          “Act” shall have the meaning set forth in Section 13.23 hereof.
          “Additional Interest” shall have the meaning set forth in Section 2.3 hereof.
          “Additional Interest Rate” shall have the meaning set forth in Section 2.3 hereof.

          “Adjusted Net Income” shall mean, with respect to any fiscal period of Borrowers, the Net Income before provision for income taxes for such fiscal period (to the extent taxes are not already added back in the calculation of Net Income.
          “Adjusted Tangible Assets” shall mean all assets except: (a) trademarks, tradenames, franchises, goodwill, and other similar intangibles; (b) assets located and notes and receivables due from obligors domiciled outside the United States of America, Puerto Rico, or Canada; and (c) accounts, notes, and other receivables due from Affiliates or employees of Borrowers.
          “Adjusted Tangible Net Worth” shall mean the remainder of (a) net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Adjusted Tangible Assets of Borrowers would be shown on a balance sheet at such date, but excluding any amounts arising from write-ups of assets, and reduced by any charge-offs as required under the Senior Credit Agreement minus (b) the amount at which its liabilities (other than capital stock, surplus, and retained earnings) would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities, as determined in accordance with GAAP.
          “Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to a Lender, any entity administered or managed by such Lender, or an Affiliate or investment advisor thereof. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.
          “Agreement” shall have the meaning assigned in the Preamble to this Agreement.
          “Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.
          “Borrowers” shall have the meanings assigned in the Preamble to this Agreement.
          “Borrowing Base” shall mean the sum of the Adjusted Tangible Net Worth of Borrowers, plus all Subordinated Debt of Borrowers.
          “Bulk Purchase Limit” shall have the meaning set forth in Section 5.12 hereof.
          “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banks are authorized or required to be closed for the conduct of commercial banking business in New York City.
          “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with GAAP, recorded as a “capital lease” on the financial statements of such Person.

          “Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.
          “Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.
          “Casualty or Condemnation Event” shall mean the uninsured loss or destruction of any Borrower’s assets having a book value in the aggregate of $10,000,000 or more during any fiscal year as a result of a casualty, condemnation event or series of events or an award in lieu of condemnation.
          “Change in Control” shall mean, as of any date of determination, any of the following: (a) Parallel and Palladium, taken together as a whole, ceases to own and control, beneficially and of record, directly or indirectly, at least 51% of the voting equity of Regional; (b) Regional ceases to own and control, beneficially and of record, directly or indirectly, 100% of the voting stock of any of the other Borrowers; and (c) any holder of voting equity of any Borrower (other than Regional) is not a Borrower or Guarantor under this Agreement.
          “Closing Date” shall have the meaning set forth in Section 2.1(a) hereof.
          “Collateral” shall mean:
          (a) all present and future Contracts and all payments thereunder in whatever form, including cash, checks, notes, drafts, chattel paper (including, without limitation, all tangible and electronic chattel paper), and other instruments for the payment of money, together with any guaranties and security therefor, and all of each Borrower’s books and records relating thereto (including, without limitation, all computer records, computer programs, and computer source codes);
          (b) Security Documents relating to the Contracts, together with each Borrower’s rights in the Property covered thereby and any policies of insurance insuring such Property;
          (c) any assets of any Borrower in which Agent receives a security interest, on behalf of Lenders, or which thereafter come into Agent’s possession, custody, or control;
          (d) all proceeds of insurance including, without limitation, property, casualty, and title insurance, affecting the Contracts;
          (e) all proceeds, property, property rights, privileges and benefits arising out of, from the enforcement of, or in connection with the Contracts and Security Documents, the property rights and the policies of insurance referred to above, all credit balances in favor of any Borrower on any Lender’s books, and all other general intangibles relating to or arising out of the Contracts;

          (f) all deposit accounts into which proceeds of the Contracts are deposited; and
          (g) All equity interests in any Borrower’s Subsidiaries (but not to exceed 65% of the equity interests of any Subsidiaries organized or formed under the laws of a jurisdiction other than the United States (or any state thereof) or the District of Columbia); provided, however, that the Collateral shall not include the equity interests of RMC Reinsurance until such time that 65% of the stock of RMC Reinsurance is pledged to Agent.
          Notwithstanding anything contained in this Agreement to the contrary (except as provided in the next sentence), in no event shall the Collateral include, and no Borrower shall be deemed to have granted a security interest in, any of such Borrower’s right, title or interest in any license (including but not limited to any license related to such Borrower’s consumer lending activities), contract, agreement, permit, letter of credit right or asset, to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, agreement, permit, letter of credit right or the documentation governing such asset, be prohibited by or result in a breach or termination of the terms of, or constitute a default under, such license, contract, agreement, permit, letter of credit right or the documentation or the applicable law, rules or regulations governing such license, contract, agreement, permit, letter of credit right or asset (other than to the extent that any such term (x) has been waived by the other parties to such license, contract, agreement, permit, letter of credit right or documentation governing such asset or (y) would be rendered ineffective under the UCC (including Sections 9- 406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC or the uniform commercial code as in effect in any relevant jurisdiction) or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, that (A) immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Borrower shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (B) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and Liens upon any rights or interests of a Borrower in or to monies due or to become due under any such license, contract, agreement, permit, letter of credit right or the documentation governing such asset. Notwithstanding the foregoing, the Collateral shall include all Contracts.
          “Consolidated” and “consolidated” refers to the consolidation of the accounts of any Borrower and Subsidiaries in accordance with GAAP, including principles of consolidation.
          “Consulting Agreements” shall mean, collectively, (i) Consulting Agreement dated as of March 21, 2007 between Richard A. Godley, Sr. and Regional, (ii) Consulting Agreement dated as of March 21, 2007 between Brenda F. Kinlaw and Regional and (c) Consulting Agreement dated as of March 21, 2007 between Jerry L. Shirley and Regional, as each may be amended, modified, restated, replaced or supplemented from time to time in accordance with Section 5.13.
          “Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of any Borrower and all such obligations and liabilities of any Borrower incurred pursuant to any agreement, undertaking or arrangement by which such Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor of any other Person against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
          “Contract Debtor” shall mean each Person who is obligated to a Borrower to perform any duty under or to make any payment pursuant to the terms of a Contract.
          “Contracts” shall mean all of each Borrower’s right, title, and interest in and to each presently existing and hereafter arising loan account, account, contract right, Instrument, note, document, chattel paper, general intangible, and all other forms of obligations owing to each Borrower, all rights of each Borrower to receive payment thereof, together with all guarantees or other rights of each Borrower obtained in connection therewith, and any collateral therefor.
          “Debt” shall mean, with respect to any Person, all liabilities, obligations and indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, material or services that is not overdue by more that ninety (90) days, unless being contested in good faith), (iii) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as capital leases, (iv) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, and (vi) all obligations of such Person under any Hedge Agreements.
          “Default Rate” shall mean the Interest Rate plus two percent (2%) per annum.

          “Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on any Borrower’s consolidated financial statements and determined in accordance with GAAP.
          “Distribution” shall mean, in respect of any corporation: (a) payment or making of any dividend or other distribution of property in respect to the capital stock of such corporation, other than distributions in capital stock of the same class; or (b) the redemption or other acquisition of any capital stock of such corporation.
          “Eligible Assignee” shall mean (a) a commercial bank, commercial finance company or other lender, having total assets in excess of $500,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; and (d) any other Person reasonably acceptable to the Agent.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and supplemented from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Borrower or Guarantor within the meaning of Section 414(b) or (c) of the IRS Code (and Sections 414(m) and (o) of the IRS Code for purposes of provisions relating to Section 412 of the IRS Code).
          “Event of Default” shall mean any of the events or conditions which are set forth in SECTION 7 hereof.
          “Existing Subordinated Loan Agreement” shall have the meaning assigned in the Recitals to this Agreement.
          “Foreign Plan” shall mean any employee benefit plan or arrangement (a) maintained or contributed to by any Borrower or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Borrower or Subsidiary.
          “GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.
          “Guarantor” shall mean, individually and collectively, any Person guaranteeing the Obligations of Borrowers.
          “Hedging Contracts” shall means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into by any Borrower and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates and not for speculative purposes.
          “Hedging Obligations” means, with respect to any Borrower, all liabilities of such Borrower to any Person under any Hedging Contract.
          “Holdings” shall mean Regional Holdings LLC, a Delaware limited liability company.
          “Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of Lenders and any parent corporation, Affiliate or Subsidiary of any Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.
          “Interest Payment Date” shall mean the first day of each calendar month.
          “Interest Rate” shall mean Thirteen and One-Quarter Percent (13.25%) per annum.
          “IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and regulations promulgated hereunder.
          “Lenders” shall mean, initially, Richard A. Godley, an individual residing at 2824 Knighton Chapel Road, Fountain Inn, South Carolina 29644, Jerry Shirley, an individual residing at 112 King Arthur Drive, Piedmont, South Carolina 29673, Brenda Kinlaw, an individual residing at 627 Parkland Avenue, Inman, South Carolina 29607 and Palladium Equity Partners III, L.P., a Delaware limited partnership, and after the date hereof, any such Lender’s successors and assigns, and any other person that becomes a party to this Agreement pursuant to an Assignment and Acceptance Agreement in the form of Exhibit A hereto.
          “Lien” or “Liens” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
          “Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by any Borrower or any Obligor for the benefit of Lenders pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.
          “Management Agreement” shall mean the Parallel Financial Advisory Services/Transaction Fee Letter dated as of March 21, 2007, among Parallel, Palladium Capital and Regional, as may be amended from time to time in accordance with Section 5.13.

          “Management Fee Subordination Agreement” shall mean the Subordination Agreement of even date among Parallel, Palladium Capital, Regional and Lenders.
          “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties or financial condition or results of operations of Borrowers taken as a whole, (b) a material impairment of the ability of Borrowers to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against Borrowers of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to Agent under any Loan Document, or (iv) the rights or remedies of Lenders under any Loan Document.
          “Maturity Date” shall mean October 25, 2013, unless extended by Lenders pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lenders in their sole and absolute discretion in substitution for the Subordinated Notes.
          “Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower, guarantor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Net Income” shall mean, with respect to any Borrower and Subsidiaries for any period, the net income (or loss) of any Borrower and Subsidiaries for such period as determined in accordance with GAAP, excluding any gains or losses from Asset Dispositions, any extraordinary gains or losses and any gains or losses from discontinued operations, but excluding any and all of the following included in such determination of net income (without duplication): (a) gain or loss arising from the sale of capital assets, such as property, plant and equipment; (b) gain or loss arising from any write-up or write-down in the book value of any asset in the ordinary course of business (excluding Contracts); (c) earnings or losses of any corporation acquired by any Borrower in any manner, to the extent realized by such other corporation prior to the date of acquisition; (d) earnings of any business entity in which any Borrower has an ownership interest or of any Subsidiary that is not also a Guarantor unless (and only to the extent) such earnings shall actually have been received by any Borrower in the form of cash distributions; (e) earnings or losses of any Person to which assets of any Borrower shall have been sold, transferred, or disposed of, or into which any Borrower shall have been merged or which has been a party with Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or loss arising from the acquisition of any debt or equity security of any Borrower or from cancellation or forgiveness of debt; (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP, or from any other one-time or nonrecurring transaction; (h) non-cash gain or loss; (i) any actual taxes paid by or on behalf of any Borrower or its Subsidiaries; (j) any net income or gain or loss (without duplication) (i) from the disposition of any discontinued operations, including but not limited to Upstate Motor Company and Regional Check Advance, a division of RFCSC and (ii) from the discontinued operations of Upstate Motor Company and Regional Check Advance incurred prior to the earlier of July 21, 2007 or the date such discontinued operations are sold; (k) restructuring charges approved by Agent in its reasonable discretion; (l) amortization of intangibles, including but not limited to financing costs, goodwill and the effects of purchase accounting; and (m) all accrued but unpaid management fees, costs and expenses payable to Parallel and Palladium Capital.
          “Non-Excluded Taxes” shall have the meaning set forth in Section 2.4(a) hereof.
          “Obligations” shall mean the Subordinated Loan, as evidenced by the Subordinated Notes, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due Lenders hereunder, any expenses incurred by Lenders hereunder, including without limitation, all liabilities and obligations of any Borrower under this Agreement and under any other Loan Document, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.
          “Obligor” shall mean each Borrower, each Subsidiary and any other guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.
          “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.
          “Palladium” shall mean Palladium Equity Partners III, L.P., a Delaware limited partnership, and any Affiliates or Related Funds thereof, in its individual capacity and not in its capacity as a Lender hereunder.
          “Palladium Capital” shall mean Palladium Capital Management III, L.L.C., a Delaware limited liability company and any Affiliates or Related Funds thereof, in its individual capacity and not in its capacity as Agent hereunder.
          “Parallel” shall mean Parallel Investment Partners, LLC, a Delaware limited liability company, and any Affiliates or Related Funds thereof.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          “Pension Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower, guarantor or ERISA Affiliate or to which the any Borrower, guarantor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
          “Permitted Debt” shall have the meaning assigned in Section 5.6.
          “Permitted Liens” shall mean the following: (a) Liens, whether presently existing or created hereafter, pursuant to the Loan Documents or Liens in favor of Senior Lenders; (b) Liens for taxes or assessments or other governmental charges or levies not yet due and payable or which are being contested in accordance with Section 5.1, (c) workers’, mechanics’, suppliers’, carriers’, warehousemen’s or other similar Liens (i) arising in the ordinary course of business or (ii) securing obligations being contested in accordance with Section 5.1, (d) Liens arising in respect of leases and subleases, (e) landlord’s liens arising by operation of law, (f) purchase money Liens on assets acquired by any Borrower or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such asset or Debt incurred solely for the purpose of financing the acquisition of such asset, (g) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance, social security or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money) and statutory obligations or (iii) obligations on surety, appeal or performance bonds, (h) easements, zoning restrictions, licenses, covenants and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use in the normal conduct of business, (i) liens in favor of collecting banks arising from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (j) the title of a lessor or sublessor to lease property under any lease, and (k) Liens with respect to Capitalized Lease Obligations, (l) Liens described on Schedule 4.8.
          “Permitted Refinancing” shall mean, with respect to any Debt, any refinancing thereof; provided, however, that (i) no Event of Default shall have occurred and be continuing or would arise therefrom, (ii) any such refinancing Debt shall (a) not be on financial and other terms that are materially more onerous in the aggregate than the Debt being refinanced and shall not have defaults, rights or remedies materially more burdensome in the aggregate to the obligor than the Debt being refinanced, (b) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Debt being refinanced, (c) be at least as subordinate to the Obligations as the Debt being refinanced (and unsecured if the refinanced Debt is unsecured), and (d) be in a principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Debt being refinanced, plus the amount of reasonable expenses of Borrowers or any of its Subsidiaries incurred in connection with such refinancing, and (iii) the sole obligors and/or guarantors on such Debt shall not include any Person other than the obligors and/or guarantors on such Debt being refinanced.
          “Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.
          “Plan” shall mean any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Borrower or guarantor or, with respect to any such plan that is subject to Section 412 of the IRS Code or Title IV of ERISA, an ERISA Affiliate.
          “Property” shall mean the personal and any real property described in the Security Documents which secure the obligations of a Contract Debtor under a Contract.
          “Regional” shall have the meaning assigned in the Preamble to this Agreement.

          “Regional Holdings” shall have the meaning set forth in Section hereof.
          “Related Fund” shall mean with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
          “Related Rights” means all Chattel Papers, Electronic Chattel Papers, Payment Intangibles, Promissory Notes, Letter-of-Credit-Rights, Documents and Instruments relating to the Accounts or the General Intangibles and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any Accounts or General Intangibles or any such Chattel Papers, Electronic Chattel Papers, Payment Intangibles, Promissory Notes, Letter-of-Credit-Rights, Documents and Instruments.
          “Required Lenders” shall mean at any time the Lenders whose Subordinated Loan Commitments aggregate at least sixty-six percent (66%) of the total Subordinated Loan Commitments hereunder.
          “RFCA” shall have the meaning assigned in the Preamble to this Agreement.
          “RFCG” shall have the meaning assigned in the Preamble to this Agreement.
          “RFCNC” shall have the meaning assigned in the Preamble to this Agreement.
          “RFCSC” shall have the meaning assigned in the Preamble to this Agreement.
          “RFCTN” shall have the meaning assigned in the Preamble to this Agreement.
          “RFCTX” shall have the meaning assigned in the Preamble to this Agreement.
          “RMC Reinsurance” shall mean RMC Reinsurance, Ltd., a Turks and Caicos Islands company.
          “Security Documents” shall mean all security agreements, chattel mortgages, deeds of trust, mortgages, or other security instruments or agreements of every type and nature securing the obligations of a Contract Debtor under a Contract.
          “Senior Credit Agreement” shall mean that certain Third Amended Loan and Security Agreement by and among the Senior Lenders, Borrowers and Bank of America, N.A as the agent, as such agreement may be amended, modified or supplemented from time to time.
          “Senior Debt” shall mean Debt to be provided by the Senior Lenders in an initial amount of not more than $240,000,000 pursuant to the Senior Loan Documents and any refinancing or replacement of such Debt in the lesser of (x) not more than $240,000,000 pursuant to the Senior Loan Documents, and (y) an amount no greater than the sum of (i) the unpaid principal amount of Debt owed to the Senior Lenders at the time of such refinancing or replacement, and (ii) the amount of the unfunded commitments of the Senior Lenders at such time. The maximum amount of Senior Debt may be increased upon the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed, based on submission of pro forma financial statements and projections, which statements and projections have been prepared in good faith, and which reflect present and future compliance with the covenants contained in this Agreement. Notwithstanding the foregoing, if Borrowers deliver projections which were prepared in good faith demonstrating that Borrowers will be in compliance with the financial covenants contained in this Agreement for the periods covered by the projections, then Lenders will be deemed to have consented to the increase in the maximum amount of Senior Debt as reflected in such projections.
          “Senior Lenders” shall mean Bank of America, N.A. and any other financial institution party to the Senior Loan Documents.
          “Senior Loan Documents” shall mean the documents listed on Schedule 17(a) to the Senior Credit Agreement.
          “Subordination Agreement” shall mean that certain Intercreditor and Lien Subordination Agreement of even date herewith by and among the Senior Lenders, Lenders and Borrowers.
          “Subordinated Debt” shall mean any Debt of any Borrower which is subordinated to the Obligations in a manner satisfactory to Agent, including right and time of payment of principal and interest.
          “Subordinated Loans” shall mean the direct advances made by Lenders to Borrowers in the form of a Subordinated Loan under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.
          “Subordinated Loan Commitment” shall mean, for each Lender, the principal amount set forth beside such Lender’s name on Schedule I attached hereto.
          “Subordinated Loan Mandatory Prepayment” shall have the meaning set forth in Section 2.1(d) hereof.
          “Subordinated Loan Optional Prepayment” shall have the meaning set forth in Section 2.1(e) hereof.
          “Subordinated Notes” shall mean each term note in the form prepared by and acceptable to Lenders, dated as of the date hereof, in the amount of the Subordinated Loan Commitment of each Lender and maturing on the Maturity Date, duly executed by Borrowers and payable to the order of such Lender, together with any and all renewal, extension, modification or replacement notes executed by Borrowers and delivered to such Lender and given in substitution therefor.
          “Subsidiary” and “Subsidiaries” shall mean, individually and collectively, any wholly owned subsidiaries of any Borrower, and their respective successors and assigns, and each of the other corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Borrower owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.
          “Subsidiary Guarantors” shall mean Upstate Motor Company and any other Subsidiary executing and delivering a Subsidiary Guaranty.
          “Subsidiary Guaranty” shall mean, the Unconditional Guaranty of even date herewith made by each of the Subsidiary Guarantors in favor of Agent, on behalf of Lenders.
          “Subsidiary Security Agreement” shall mean, the Security Agreement of even date herewith made by each of the Subsidiary Guarantors in favor of Agent, on behalf of Lenders.
          “Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.
          “UCC” shall mean the Uniform Commercial Code in effect in the state of New York from time to time.
          “Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.
          “Voidable Transfer” shall have the meaning set forth in Section 13.22 hereof.
          “Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing (a) then outstanding principal amount of such Debt into (b) the sum of the total of the product obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
          “Working Capital” shall mean current assets minus current liabilities (excluding the current portion of Debt).
     1.2. Accounting Terms.
          Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Agent pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of any Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Agent hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of each Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, such Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by each Borrower’s accountants.
     1.3. Other Terms Defined in UCC.
          All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.
     1.4. Other Interpretive Provisions.
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.
          (b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) The term “including” is not limiting, and means “including, without limitation”.
          (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
          (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

          (f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.
          (g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
SECTION 2. COMMITMENT OF THE LENDERS.
     2.1. Subordinated Loan.
          (a) Subordinated Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrowers set forth herein and in the other Loan Documents, each Lender agrees to make a Subordinated Loan equal to such Lender’s Subordinated Loan Commitment. Each Subordinated Loan shall be available to Borrowers in a single principal advance on the date on which all of the conditions set forth in SECTION 3 have been satisfied (the “Closing Date”). Borrowers shall use the proceeds of the Subordinated Loans to refinance all amounts outstanding under the Existing Subordinated Loan Agreement and to pay transaction fees and other costs and expenses incurred in connection with refinancing the amounts outstanding under the Existing Subordinated Loan Agreement and the Loan Documents. The Subordinated Loans shall be due in full on the Maturity Date, unless the credit extended under the Subordinated Loans is otherwise accelerated, terminated or extended as provided in this Agreement.
          (b) Subordinated Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b) and Section 2.2, the unpaid principal amount of the Subordinated Loans shall bear interest at the Interest Rate in effect. Interest on the Subordinated Loans shall be due and payable, in arrears, monthly on each Interest Payment Date on or after September 1, 2010 and on the Maturity Date. From and after the Maturity Date, and after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Subordinated Loans shall accrue at the Default Rate and shall be payable in cash upon demand from Agent. In the event of a Default, the obligations of Borrowers with respect to Additional Interest shall remain unchanged.
           (c) Subordinated Loan Repayments. The then outstanding principal balance of the Subordinated Loans shall be payable on the Maturity Date.
           (d) Subordinated Loan Mandatory Prepayments. Subject to the Subordination Agreement, at Agent’s option, Borrowers shall make a prepayment (the “Subordinated Loan Mandatory Prepayment”), on a pro rata basis, of the entire outstanding principal amount of the Subordinated Loans upon the occurrence of (1) a Casualty or Condemnation Event, (2) a Change in Control, and (3) the sale of assets which in the aggregate constitutes 20% or more of the aggregated Borrowers’ assets. Upon the sale of any assets of any Borrower, other than in the ordinary course of business and if such sale is in an aggregate amount in excess of $100,000, and to the extent the proceeds of such sale are used neither to (i) prepay the Senior Debt nor (ii) purchase a substitute asset within one hundred eighty (180) days following such sale, Borrowers shall prepay the Subordinated Loans, on a pro rata basis, with the net proceeds from such sale which is not so otherwise used.
          (e) Subordinated Loan Optional Prepayments.
               (i) Provided that no Event of Default then exists under this Agreement, Borrowers may voluntarily prepay (a “Subordinated Loan Optional Prepayment”) the principal balance of the Subordinated Loans, in whole at any time, subject to the following conditions:
                    (A) Not less than ten (10) days prior to the date upon which Borrowers desire to make such prepayment, Borrowers shall deliver to Agent written notice of its intention to prepay the Subordinated Loans, which notice shall be irrevocable and state the prepayment amount and the prepayment date; and
                    (B) Borrowers shall pay to Agent all unpaid expenses, fees and other items payable under this Agreement or any other Loan Document, and shall pay to Lenders, all accrued and unpaid interest on the Subordinated Loans through the date of such prepayment on the principal balance being prepaid.
     2.2. Interest and Fee Computation; Collection of Funds.
          Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrowers hereunder or under the Subordinated Notes shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under the Subordinated Loans must be made by wire transfer or other immediately available funds. All payments made by Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest or fees) to, or for the benefit, of any Person shall be made by Borrowers free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.
     2.3. Additional Interest.
          In addition to the interest payable on the Subordinated Notes at the Interest Rate provided for in Section 2.1(b), the unpaid principal amount of the Subordinated Notes shall bear additional interest (“Additional Interest”) at the rate of two percent (2%) per annum (the “Additional Interest Rate”), payable monthly in arrears on each Interest Payment Date. At the election of Borrowers, each installment of Additional Interest may be paid as cash or by adding the amount thereof to the unpaid principal amount of the Subordinated Notes. Borrowers shall be deemed to have elected to add the Additional Interest to the unpaid principal amount of the Subordinated Notes unless at least two Business Days prior to an Interest Payment Date, Borrowers notify Agent that it intends to pay Additional Interest in cash on such Interest

Payment Date. Each such election by Borrowers shall be irrevocable. Agent shall note the amount of each such installment of Additional Interest, whereupon the amount of such installment shall be for all purposes hereunder unpaid principal of the Subordinated Notes.
     2.4. Taxes.
          (a) All payments made by Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Lenders as a result of a present or former connection between Lenders and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lenders having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Lenders hereunder, the amounts so payable to Lenders shall be increased to the extent necessary to yield to Lenders (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. If, after any such adjustment, any part of a Non-Excluded Tax or Other Tax paid by Lenders or payable on behalf of Lenders is subsequently recovered by Lenders, Lenders shall reimburse the Borrower to the extent of the amount so recovered.
          (b) Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.
          (c) At the request of Borrowers and at Borrowers’ sole cost, Lenders shall take reasonable steps to (i) contest their liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.
          (d) Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrowers, as promptly as possible thereafter Borrowers shall send to Agent a certified copy of an original official receipt received by the Borrower showing payment thereof. If Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to Agent the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from Lenders for any other reason, Borrowers shall indemnify Lenders on an after-tax basis for any incremental taxes, interest or penalties that may become payable by Lenders.
          (e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

     2.5. Single Obligation; Collateral Security.
          The Subordinated Loans constitute one general obligation of Borrowers, and shall be secured by Agent’s security interest in and Lien upon all of the Collateral, on behalf of Lenders, which security interest is subordinate only to security interests in assets of Borrowers that are Permitted Liens, and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by Borrowers to Agent.
SECTION 3. CONDITIONS OF BORROWING.
          Notwithstanding any other provision of this Agreement, the obligations of Lenders to disburse, make or continue all or any portion of the Subordinated Loans, and otherwise to perform any of their obligations under this Agreement are subject to the satisfaction of all of the following conditions precedent, which satisfaction shall be determined by Agent in its sole discretion.
     3.1. Loan Documents.
          Borrowers shall have executed and delivered to Agent all of the following Loan Documents, all of which must be satisfactory to Agent and Agent’s counsel in form, substance and execution:
          (a) Loan Agreement. Five copies of this Agreement duly executed by Borrowers.
          (b) Subordinated Notes. The Subordinated Notes duly executed by Borrowers, in the form prepared by and acceptable to Agent.
          (c) Parent Pledge Agreement. The Pledge Agreement dated as of the date of this Agreement executed by Regional in the form prepared by and acceptable to Agent.
          (d) Subsidiary Guaranty. The Subsidiary Guaranty, dated as of the date of this Agreement, executed by each of the Subsidiaries, respectively, in the form prepared by and acceptable to Agent.
          (e) Subordination Agreement. The Subordination Agreement, dated as of the date of this Agreement, and in the form prepared by and acceptable to Agent.
          (f) Management Fee Subordination Agreement. The Management Fee Subordination Agreement, dated as of the date of this Agreement, in the form prepared by and acceptable to Agent.
     3.2. Search Results; Lien Terminations.
          Borrowers shall have provided (i) payoff letters evidencing repayment in full of the Existing Subordinated Loan Agreement, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (ii) such other UCC termination statements as Agent may reasonably request.
     3.3. Organizational and Authorization Documents.
          Each Borrower shall have provided to Agent copies of (i) the Certificate of Incorporation and By-Laws of such Borrower and each Subsidiary; (ii) resolutions of the Board of Directors of such Borrower and each Subsidiary approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of such Borrower and each Subsidiary executing any of the Loan Documents, each of which such Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Agent may conclusively rely on each such document and certificate until formally advised by such Borrower of any changes therein; and (iv) good standing certificates in the state of formation of such Borrower and each Subsidiary and in each other state in which such Borrower is qualified to do business.
     3.4. Insurance.
          Borrowers shall have provided to Agent evidence satisfactory to Agent of the existence of insurance required to be maintained pursuant to Section 5.2(a), together with evidence that Agent has been named as a lender’s loss payee on all related insurance policies subject to the prior rights of the Senior Lenders.
     3.5. Additional Documents.
          Borrowers shall have provided to Agent such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which Agent shall require.
     3.6. Event of Default.
          No Event of Default, or Unmatured Event of Default, shall have occurred and be continuing.
     3.7. Material Adverse Effect.
          There shall not have occurred any event having a Material Adverse Effect since December 31, 2009.
     3.8. Litigation.
          No litigation or governmental proceeding shall have been instituted against any Borrower or any of its officers or shareholders which could reasonably be expected to have a Material Adverse Effect.

     3.9. Representations and Warranties.
          Each representation or warranty of Borrowers or any Subsidiary contained herein or in any Loan Document shall be true and correct as of the Closing Date, as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.
     3.10. Closing Fee.
          Each Lender shall have received from the Borrowers payment of a closing fee, in cash, in an amount equal to the product of (i) 40 basis points and (ii) such Lender’s Subordinated Loan Commitment.
     3.11. Agent’s Expenses.
          Borrowers shall have paid or reimbursed Agent for all reasonable costs, fees and expenses incurred by Agent, or for which Agent has become obligated, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents.
     SECTION 4. REPRESENTATIONS AND WARRANTIES.
          To induce Lenders to make the Subordinated Loans, Borrowers make the following representations and warranties to Lenders, each of which shall survive the execution and delivery of this Agreement:
     4.1. Warranties and Representations Re Contracts.
          With respect to the Contracts included in the Collateral:
          (a) Each Contract is a bona fide, valid, and binding obligation of the Contract Debtor, enforceable in accordance with the terms of the Contract except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and each Borrower does not know of any fact which impairs or will impair the validity of any such Contract.
          (b) Each Contract and related Security Documents are free of any claim for credit, deduction, discount, allowance, defense (including the defense of usury), dispute, counterclaim or setoff except to the extent that such claims could not, individually or in the aggregate, reasonably be expected to materially adversely affect the business or condition (financial or otherwise) of Borrowers.
          (c) Each Contract is free of any prior assignment (except for assignments to a Borrower), superior security interest, lien, claim, or encumbrance in favor of any Person other than Agent except for Permitted Liens.

          (d) Each Contract correctly sets forth the loan terms between such Borrower and the Contract Debtor, including the interest rate applicable thereto.
          (e) To the knowledge of Borrowers, the Security Documents correctly set forth the legal description of any subject real property and reasonably describe the subject personal property collateral.
          (f) To the knowledge of Borrowers, the signatures of all Contract Debtors are genuine and each Contract Debtor had the legal capacity to enter into and execute such documents on the date thereof.
     4.2. Warranties and Representations Re Collateral Generally.
          With respect to all Collateral, including the Contracts:
          (a) All state and federal laws have been complied with by Borrowers in conjunction with the Collateral, the non-compliance with which would have a material adverse effect on the value, enforceability or collectability of the Collateral.
          (b) At the time of the assignment of any Collateral by any Borrower, such Borrower has good and valid title to, and full right and authority to pledge and collaterally assign, the same.
          (c) The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Agent and when all proper filings, recordings and other actions necessary to perfect such Liens have been made or taken such Liens will constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral (except for Permitted Liens) securing all the Obligations, and enforceable against each Borrower and all third parties.
     4.3. Solvent Financial Condition.
          Except as set forth on Schedule 4.3, immediately prior to the Subordinated Loans, the present fair salable value of the respective assets of Borrowers and any Guarantors are greater than the amount required to pay their respective liabilities, and each is able to pay its debts as they mature.
     4.4. Organization and Authority.
          Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (ii) has all requisite corporate power to carry on its business as now conducted; and (iii) is duly qualified and is authorized to do business as a foreign corporation and is in good standing as an entity in each jurisdiction where such qualification is necessary.

     4.5. Financial Statements.
          Except as set forth on Schedule 4.5, the audited financial statements of Borrowers and any Guarantors for the fiscal year ending December 31, 2009, are true and correct and have been prepared in accordance with GAAP, consistently applied (except for changes in application in which Borrowers’ accountants concur) and present fairly in all material respects the financial position of Borrowers and Guarantors as of such dates and the results of their operations for such periods. Since the date of the most recent financial statements delivered pursuant to this Agreement, there has been no material adverse change in the condition, financial or otherwise, of any Borrower and any Guarantor.
     4.6. Full Disclosure.
          The financial statements referred to in Section 4.5 above, this Agreement, and any written statement furnished by Borrowers to Agent (copies of which have been previously delivered), do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading, in light of the circumstances under which it was made; provided, that with respect to any projections and pro forma financial information contained in the materials referenced above, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made in light of the circumstances when made, it being recognized by Agent that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period covered by such financial information may differ from the projected results as set forth therein by a material amount.
     4.7. Pending Litigation.
          There are no proceedings pending, or to the knowledge of any Borrower threatened, against or affecting any Borrower or any Guarantor in any court or before any Governmental Authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the business or condition (financial or otherwise) of Borrower or any Guarantor to perform any of its Obligations. Neither any Borrower nor any Guarantor is in default with respect to any order of any court, Governmental Authority or arbitration board or tribunal.
     4.8. Titles to Properties.
          Each Borrower has good and marketable title to the property (including all of the Collateral) it purports to own, free from Liens except for Permitted Liens and as set forth on Schedule 4.8.
     4.9. Licenses.
          Except as set forth on Schedule 4.9, each Borrower has all licenses, permits, and franchises necessary for the conduct of its business which violation or failure to obtain would materially and adversely affect its business or condition (financial or otherwise).

     4.10. Transaction is Legal and Authorized; Restrictive Agreements.
          The execution and delivery of this Agreement and related documents by Borrowers, the grant of the liens to Agent in respect of the Collateral by Borrowers, and compliance by Borrowers with all of the provisions of this Agreement are valid, legal, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability) and will not conflict with or result in any breach of any of the provisions of any bylaws, charter or instrument to which any Borrower is a party. None of Borrowers are party to any agreement, and none are subject to any corporate restriction, which adversely affects their ability to execute, deliver, and perform the Loan Documents to which they are a party and repay the Obligations owing by it.
     4.11. Taxes.
          All tax returns required to be filed by any Borrower and any Guarantor in any jurisdiction have been filed when due (after giving effect to any extensions permitted by applicable law and regulations), and all taxes, assessments, and other governmental charges upon Borrowers, or upon any of its properties, income or franchises, which are due and payable, have been paid when due, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof. The provisions for reserves for taxes on the books of Borrower are adequate in all material respects for all unaudited fiscal years, and for its current fiscal period.
     4.12. Compliance with Law.
          Except as set forth on Schedule 4.12, each Borrower: (a) is not in violation of any laws, ordinances, or governmental rules or regulations to which it or its business is subject, the violation of which would materially and adversely affect the business or condition (financial or otherwise) of Borrowers, and (b) has not used illegal, improper, fraudulent or deceptive marketing techniques or unfair business practices with respect to the Contracts which would materially and adversely affect the business or condition (financial or otherwise) of Borrowers. Except as set forth on Schedule 4.12, each Borrower has fully complied with all applicable federal statutes and all rules and regulations promulgated thereunder and with all provisions of law of each state whose laws, rules, and regulations relate to the Contracts, except to the extent that such non-compliance would not materially and adversely affect the business or condition (financial or otherwise) of Borrowers.
     4.13. Borrowers’ Office and Names.
          As of the Closing Date, each Borrower’s chief executive office is located at the address stated on Schedule 4.13 hereof, and each Borrower covenants and agrees that it will not, without prior written notification to Agent, relocate said chief executive office. As of the Closing Date, the exact legal name of each Borrower is as set forth on the signature page of this

Agreement and no Borrower has, during the five years immediately prior to the date of this Agreement, been known by or used any other legal name.
     4.14. Subsidiaries.
          As of the Closing Date, Schedule 4.14 is a correct and complete list of the names and relationship to each Borrower of each and all of Borrowers’ Subsidiaries and such Schedule sets forth each Borrower’s direct and indirect equity interest in each Subsidiary. As of the Closing Date, the outstanding shares of each such Subsidiary owned directly or indirectly by each Borrower are duly authorized, validly issued, fully paid and nonassessable.
     4.15. No Default.
          Neither Borrowers nor any of their Subsidiaries are in default with respect to any note, loan agreement, mortgage, lease, or other material agreement to which such Borrower or any such Subsidiary is a party or by which it is bound, which default would have a material adverse effect on the business or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole.
     4.16. Use of Proceeds.
          None of the transactions contemplated in this Agreement (including the use of the proceeds of the Loans) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including , without limitation, Regulations T, U and X of the Federal Reserve Board. No Borrower owns or intends to carry or purchase any “margin stock” within the meaning of said Regulation U. None of the proceeds of the loans will be used, directly or indirectly, by any Borrower or any of its Subsidiaries to purchase or carry any “security” within the meaning of the Securities Exchange Act of 1934, as amended. Borrowers shall use the proceeds of the Subordinated Loan to pay the costs, fees and items of expense, in connection with the incurrence of the Debt and transactions contemplated by this Agreement. The Subordinated Loan, including interest rate, fees and charges as contemplated hereby, represents a bona fide business loan.
     4.17. Bank Accounts.
          Schedule 4.17 sets forth, as of the Closing Date, a complete and accurate list of (i) the name of each Person with which each Borrower or any of its Subsidiaries has a deposit account, cash management account, safekeeping or custodial account, lock box, vault and deposit box; and (ii) the purpose of each such account, box or vault. Other than as set forth in Schedule 4.17, as of the Closing Date, neither Borrowers nor any of their Subsidiaries maintain any account or other arrangement with any Person pursuant to which funds or securities of, or monies, checks, instruments, remittances, proceeds or other payments to such Borrower or such Subsidiary may be received or accepted by such Person for or on behalf of such Borrower or such Subsidiary.

     4.18. Borrowers’ Representations and Warranties Re Collateral.
          Each Borrower represents and warrants to Lenders that so long as such Borrower is obligated to Lenders, that:
          (a) the Collateral shall be owned solely by such Borrower, and no other Person, other than Agent, has or will have any right, title, interest, claim or lien therein except for Permitted Liens;
          (b) except as specifically consented to in writing by Agent, that the Collateral, including any monies resulting from the lease, rental, sale or other disposition thereof, shall remain free and clear of any liens, excepting for liens hereby granted to Agent and Permitted Liens; and
          (c) Such Borrower shall pay and discharge, when due, all taxes, levies, assessments and other charges upon the Collateral, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof.
     4.19. ERISA.
          No Borrower or any of its Subsidiaries maintains or sponsors, or has past, present or future obligations of contribution to a Plan or a Pension Plan or is a participating employer in, or has past, present or future obligations of contribution to, a Multiemployer Plan. No Borrower or any of its Subsidiaries has an ERISA Affiliate.
     4.20. Labor Relations.
          No Borrower or Subsidiary is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining which would reasonably be expected to result in a material adverse change in the financial condition of Borrowers taken as a whole. No Borrower or Subsidiary is party to or bound by any management or consulting agreement, the breach or termination of which would reasonably be expected to result in a material adverse change in the financial condition of Borrowers taken as a whole.
SECTION 5. FINANCIAL AND OTHER COVENANTS.
          Each Borrower covenants that so long as this Agreement or any Obligation of any Borrower to Lenders exists:

     5.1. Payment of Taxes and Claims.
          Each Borrower shall pay, before they become delinquent, all taxes, assessments, and other governmental charges imposed upon it or its property or the Collateral and all claims or demands which, if unpaid, might result in the creation of a Lien upon its property or the Collateral except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof.
     5.2. Maintenance of Properties and Existence.
          Each Borrower shall:
          (a) maintain insurance with respect to its properties and business against such casualties and contingencies of such types and in such amounts as is customary with companies of similar size and in the same or similar business as such Borrower;
          (b) keep true books, records, and accounts of all its business transactions with complete entries made to permit the preparation of financial statements in accordance with GAAP;
          (c) keep in full force and effect its corporate existence, rights, and franchises, as the case may be except as otherwise permitted under this Agreement or the other Loan Documents or as would not reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of such Borrower; and
          (d) not violate any laws, ordinances, or governmental rules or regulations to which it is subject which violation might materially and adversely affect the business or condition (financial or otherwise) of such Borrower so that all Contracts will be valid, binding and legally enforceable in accordance with their terms, subsequent to the assignment thereof to Agent.
     5.3. Guaranties.
          No Borrower shall become or be liable in respect of any guaranty except (a) by endorsement, in the ordinary course of business, of negotiable instruments for deposit or collection issued in the ordinary course of such Borrower’s business, (b) for guaranties in respect of Debt permitted by Section 5.6, (c) for guaranties incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations, (d) for guaranties with respect to leases, and (e) for guaranties set forth on Schedule 5.3.
     5.4. Borrowing Base Ratio.
          Borrowers shall not permit the ratio of (a) all Senior Debt plus any Debt not subordinated to the Senior Debt (numerator), to (b) Borrowing Base (denominator) to exceed 3.75:1, at any time. All amounts calculated under this Paragraph 5.4 shall be calculated on a consolidated basis for all corporations comprising Borrowers and RMC Reinsurance.

     5.5. Business Conducted.
          No Borrower shall engage, directly or indirectly, in any line of business other than the businesses of substantially the type in which such Borrower is engaged (or in the case of RFCA and RFCTN, proposes to be engaged) on the Closing Date and businesses reasonably related thereto.
     5.6. Debt.
          Except as previously and expressly consented to in writing by Agent, no Borrower shall, directly or indirectly, permit, incur or maintain any Debt, other than (a) the Obligations, (b) Debt set forth on Schedule 5.6, (c) Debt evidencing intercompany loans among Borrowers and Guarantors, (d) the Subordinated Debt, (e) current accounts payable, accrued expenses and customer advance payments incurred in the ordinary course of business, (f) Debt secured by Permitted Liens; (g) Debt permitted under Section 5.3, (h) the Senior Debt, (i) unsecured Debt in addition to the foregoing in an aggregate amount not to exceed $1,000,000 at any one time outstanding, and (j) any Debt representing a Permitted Refinancing of the foregoing or a refinancing permitted by the Intercreditor Agreement (collectively, “Permitted Debt”).
     5.7. Further Assurances.
          Each Borrower shall from time to time execute and deliver to Agent such other documents and shall take such other action as may be reasonably requested by Agent in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by each Borrower to Agent pursuant to the terms of, this Agreement, the Loan Documents, or any other agreement executed and delivered to Agent by such Borrower.
     5.8. Subsidiaries.
          Borrowers shall not, directly or indirectly, organize or acquire any other Subsidiaries without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, such Subsidiary (other than a Subsidiary that is organized or formed under the laws of a jurisdiction other than the United States (or any state thereof) or the District of Columbia) executes and delivers a Guaranty substantially in the form executed by the Guarantors on the date hereof in favor of Agent, for the benefit of Lenders, within thirty (30) days of becoming a Subsidiary of Borrowers its business as and where the same is currently located as heretofore or as hereafter conducted by it.
     5.9. Interest Coverage Ratio.
          Beginning with the fiscal quarter ending September 30, 2010, Borrowers shall maintain a ratio, calculated as of the last day of each fiscal quarter of Borrowers, of not less than (a) the Adjusted Net Income for the fiscal year to date plus interest expense for the fiscal year to date (numerator) to (b) interest expense for the fiscal year to date (denominator) as follows:

Fiscal Quarter Ending September 30, 2010 and for each fiscal quarter thereafter calculated based on the then fiscal year to date	Ratio 1.15 to 1

          As used herein, “interest expense” means the aggregate amount of interest paid by Borrowers on all indebtedness, including Borrowers’ Obligations to Lenders, during the applicable fiscal period.
     5.10. Accurate Records Re Collateral.
          Borrowers shall maintain accurate and complete files relating to the Contracts and other Collateral to the reasonable satisfaction of Agent.
     5.11. Prohibition on Distributions; Equity Capital Changes.
          Borrowers shall not, without Agent’s prior written consent, directly or indirectly (a) declare, make, or incur any liability to make any Distribution, except for Distributions by a Subsidiary of a Borrower to such Borrower or (b) make any change in its capital equity structure which would reasonably be expected to materially and adversely affect repayment of the Subordinated Loan or other Obligations provided that, changes in Borrowers’ capital equity structures as otherwise permitted by this Agreement or the Loan Documents, shall be permitted.
     5.12. Limitation on Bulk Purchases.
          Borrowers shall not purchase from any one seller Contracts with an aggregate purchase price greater than the lesser of (i) $3,200,000 and (ii) 11% of Availability (as such term is defined under the Senior Credit Agreement) (“Bulk Purchase Limit”) in a single transaction or as part of an integrated series of transactions, unless (a) Borrowers shall have given Agent at least ten (10) Business Days prior notice of the proposed purchase, together with a copy of the purchase agreement (the agreement shall be written in all cases) and such other information as Agent may reasonably request, and (b) Agent has notified Borrowers, within ten days after the date Borrowers have provided all the information requested by Agent, that the Contracts being purchased and the terms of the purchase are reasonably satisfactory to Agent.
     5.13. Transactions with Affiliates.
          Except as permitted by this Agreement, the Loan Documents or the Intercreditor Agreement, no Borrower shall sell, transfer, distribute, or pay any money or property to any Affiliate of such Borrower, or lend or advance money or property to any Affiliate of such Borrower, or invest in (by capital contribution or otherwise), or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate of such Borrower or become liable on any guaranty of the indebtedness, dividends, or other obligation of any Affiliate of such Borrower. Notwithstanding the foregoing, (a) Borrowers may make loans and advances to, and sell, transfer, distribute and pay any money and property to, and invest in, and become liable on any guaranty of any Permitted Debt of, Borrowers, (b) Borrowers may make loans to RMC Reinsurance provided that the aggregate principal balance of such loans does not exceed at any one time $400,000, (c) Regional may make cash Distributions to its shareholders in accordance with the terms of Section 5.11, (d) Regional may pay to (i) Richard A. Godley, Sr., Jerry L. Shirley and Brenda F. Kinlaw the payments contemplated under the Consulting Agreements, provided, however, that the Consulting Agreements shall not be amended to the extent that such amendments would be adverse to the interests of Lenders, including but not limited to any increase in the payments to be paid thereunder, unless Agent provides its written consent to such amendment which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) Parallel, Palladium Capital and their respective Related Funds’ fees for advisory and management services, and all costs and expenses related thereto pursuant to the Management Agreement, provided, however, that the Management Agreement shall not be amended to the extent that such amendment would be adverse to the interests of Lenders, including but not limited to any increase in the fees to be paid thereunder, unless Agent provides its written consent to such amendment, which consent shall not be unreasonably withheld, delayed or conditioned, and (e) Regional may issue stock options pursuant to the Management Incentive Plan and provided that no Event of Default exists or would result therefrom, may purchase and repurchase any stock issued pursuant to such management incentive plan. Regional may sell its division, Regional Check Advance, and its subsidiary, Upstate Motor Company, provided that Senior Lenders receive the net cash sale proceeds of any such sale to be applied to the Senior Debt. For any transaction with or among Affiliates permitted by this Agreement, Borrowers shall deliver to Agent at least seven (7) Business Days’ prior to the consummation of such transaction; (i) written notice describing the transaction, including, without limitation, information that would be reasonably required for Agent to determine whether additional documentation is required to maintain perfected security interests in the Collateral; and (ii) a reaffirmation by all Borrowers of the representations, warranties, covenants and other agreements contained in this Agreement.
     5.14. Accounting Changes.
          Each Borrower shall maintain its books and records in accordance with GAAP including the charging off the unpaid balance of its delinquent Contracts and maintenance of loss reserves. No Borrower shall (i) make any significant change in accounting treatment or reporting practices, except as permitted or required by GAAP, or (ii) change its fiscal year.
     5.15. Financial Statements.
          Borrowers shall submit to Agent:
          (a) Monthly and Annual Statements.
          As soon as practicable: (1) after the end of each month of each fiscal year of Regional, and in any event within 45 days after the end of such period, and (2) after the end of each fiscal year of Regional, and in any event within 120 days thereafter, copies of:
               (i) balance sheets of Regional and its Subsidiaries as at the end of such monthly period and such year;
               (ii) statements of income of Regional and its Subsidiaries for such month and year;
               (iii) statements of cash flows of Regional and its Subsidiaries during such year;

               (iv) statements of changes in stockholders equity of Regional and its Subsidiaries during such year;
               (v) statements of material changes of accounting policies, presentations, or principles made during such year for Regional and its Subsidiaries; and
               (vi) notes to such financial statements.
          Monthly statements and annual statements shall all be in reasonable detail, fairly presenting the financial position and the results of operations, and certified as complete and correct in all material respects, subject to change as resulting from year-end adjustments, by the treasurer or chief financial officer of Holdings, Regional or the applicable Subsidiary, as appropriate. Monthly financial statements shall be prepared on an individual basis for each Borrower or Guarantor as well as on a consolidated basis for all Borrowers and Guarantors. Annual statements of Regional and its Subsidiaries (or if the financial statements of Regional and its Subsidiaries are required under GAAP to be consolidated with the financial statements of Holdings, then annual statements of Holdings and its Subsidiaries), shall be audited and prepared in accordance with GAAP and shall be accompanied by a report thereon unqualified as to scope by an independent nationally recognized certified accounting firm selected by Holdings or Regional and reasonably satisfactory to Agent. In addition, the annual statements shall be prepared on a consolidated basis, and on a consolidating basis for each of Borrowers and Guarantors.
          (b) Audit Reports.
          Promptly upon receipt thereof, one copy of each audit report, if any, submitted to any and all Borrowers by independent public accountants in connection with any annual, interim, or special audit or examination made by them of the books of such Borrower.
          (c) Notice of Default or Event of Default.
          Within three (3) Business Days of becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature of the claimed Default, Event of Default or other default and what action Borrower is taking or proposes to take with respect thereto.
          (d) Requested Information.
          With reasonable promptness, such other information as, from time to time, may be reasonably requested by Agent.
     5.16. Inspection.
          Borrowers shall permit Agent and its representatives to make such verifications and inspections of the Collateral and to make audits and inspections, at any time during normal business hours of such Borrower and as frequently as Agent reasonably desires upon reasonable advance notice to such Borrower, of Borrowers’ books, accounts, records, correspondence and such other papers as it may desire and of Borrowers’ premises and the Collateral. To reimburse

Agent for the costs of such verifications, inspections and audits, Borrowers shall pay to Agent all costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and Borrowers’ operations by Agent plus Agent’s then customary charge for field examinations and audits and the preparation of reports thereof, provided, however, that in the absence of a Default or Event of Default, Borrowers shall not be obligated to pay more than $75,000 in per diem charges in any one calendar year; such costs and charges shall be payable by Borrowers on demand by Agent. Borrowers shall supply Agent with copies and shall permit Agent to copy such records and papers as Agent shall request, and shall permit Agent to discuss Borrowers’ affairs, finances, and accounts with Borrowers’ employees, officers, and independent public accountants (and by this provision each Borrower hereby authorizes said accountants to discuss with Agent the finances and affairs of such Borrower) all at such reasonable times and as often as may be reasonably requested. Borrowers further agree to supply Agent with such other reasonable information relating to the Collateral and to Borrowers as Agent shall request. In the event of litigation between any Borrower and Agent, Agent’s right of civil discovery shall be in addition to, and not in lieu of its rights under this Section 5.16.
     5.17. Plans.
          No Borrower or Borrower Affiliate shall become a party to any Multiemployer Plan or Foreign Plan.
SECTION 6. GRANT OF SECURITY INTEREST
     6.1. Creation of Security Interest in Collateral.
          Each Borrower hereby irrevocably and unconditionally grants, transfers, and assigns to Agent all its right, title, and interest in all the Collateral, whether presently existing or hereafter acquired or arising, in order to secure prompt payment and performance by each Borrower of all its Obligations. Agent’s title and security interest in the Collateral shall attach to all the Collateral without further act by Agent or Borrowers. In the event any Collateral, including proceeds, is evidenced by or consists of Instruments, Borrowers shall, upon the request of Agent and subject to the prior rights of the Senior Lenders, endorse, assign, and deliver to Agent such Instruments.
     6.2. Financing Statements.
          Each Borrower hereby (i) authorizes Agent and Agent’s designee to execute and file or record, or file or record without signature as the case may be where permitted by law, at any time any such financing statements, continuation statements, and assignments and amendments thereto on such Borrower’s behalf, including any financial statement that indicate the financing statement covers “all assets” and (ii) ratifies such authorization to the extent that Agent has filed any such financing statements, continuation statements and assignments and amendments thereto, prior to the date hereof.

     6.3. Location of Collateral.
          Each Borrower represents and warrants that except for Collateral which has been delivered to Agent or on behalf of the Senior Lenders under the terms hereof: (a) Schedule 6.3 is a correct and complete list of the location of all of books and records concerning the Collateral, the locations of the Collateral, and location of all such Borrower’s places of business as of the Closing Date; and (b) the Collateral shall remain at all times in the possession of such Borrower. Each Borrower covenants and agrees that, except for Collateral in the possession of Agent, it will not maintain the Collateral at any location other than those listed in Schedule 6.3, and will not otherwise change or add to those locations, unless it gives Agent at least 30 days prior notice thereof and executes and delivers to Agent any and all financing statements and other documents that Agent reasonably requests in connection therewith. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, each Borrower shall upon Agent’s request immediately deliver to Agent all Contracts and related Security Document then existing and thereafter arising.
     6.4. Protection of Collateral; Reimbursement.
          Each Borrower shall pay all expenses of protecting, storing, insuring, handling, maintaining, and shipping the Collateral and any and all excise, property, sales, and use taxes levied by any state, federal or local authority on any of the Collateral or in respect of the sale thereof.
     If any Borrower fails promptly to pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge any Borrower’s account under this Agreement therefor, and each Borrower agrees promptly to reimburse Agent therefor with interest accruing thereon daily at the rate of interest then in effect under the Note. All sums so paid or incurred by Agent for any of the foregoing and any and all sums for which Borrowers may become liable under this Agreement and all reasonable costs and expenses which Agent may incur in enforcing or protecting its lien or rights and interest in the Collateral or any of its rights or remedies under this Agreement or any other agreement between the parties hereto or in respect of any of the transactions occurring thereunder until paid by Borrowers to Agent with interest at the rate of interest then in effect under the Note, shall be considered as additional indebtedness owing by Borrowers to Agent under this Agreement and, as such, shall be secured by all the Collateral. Except for Agent or Agents’ gross negligence or willful misconduct, Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto or for any diminution in the value thereof, or for any act or default of any carrier, forwarding agency, or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
     6.5. Release of Collateral.
          Notwithstanding any other provision of this Agreement to the contrary, upon Borrower’s request, Agent shall release its security interest in any Contract(s) (and the Security Documents related thereto) included in the Collateral so long as (a) Borrower obtains Agent’s prior written consent to such release, which consent shall not be unreasonably withheld, conditioned or delayed; (b) no Default or Event of Default exists at the time such Contract(s) is to be released; (c) Borrower has entered into a written contract for the sale of such Contract(s) and has delivered to Agent a fully executed copy of such written contract; and (d) immediately following the pledging of additional Collateral or payment of the Notes, a Default or Event of Default does not exist under this Agreement. Upon satisfaction of all of the foregoing conditions, Agent shall release its security interest in such Contract(s) and within a reasonable period of time, return the original such Contract(s) and original Security Documents in its possession, if any, being released. Any distribution of interest or principal, or loss of the Collateral or any of the Property secured thereby, shall not release any Borrower from any of the Obligations.
SECTION 7. EVENTS OF DEFAULT.
          Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).
     7.1. Interest or Principal.
          Failure to pay (i) when due or when declared due and payable, all or any portion of the principal of Obligations owing to Lenders or (ii) within three (3) Business Days after the same shall be due, all or any portion of interest on the Obligations, taxes or other sums payable pursuant to the terms of this Agreement.
     7.2. Warranties or Representations.
          Any warranty, representation, or other statement made or furnished to Agent or Lenders by any Borrower or any Obligor or any instrument furnished in compliance with this Agreement shall have been false or misleading in any material respect when made or furnished.
     7.3. Financial Covenants.
          Failure by any Borrower or any Obligor to comply with any financial covenants set forth in this Agreement relating to any Borrower or any Obligor; provided however that no Event of Default will exist under this Section if Holdings gives Agent written notice, within 10 days after financial statements are delivered reflecting the failure to comply with such covenants, of its intention to cure such failure and within 10 days thereafter purchases additional common stock of Regional for an amount equal to the amount that, when added to Adjusted Net Income, would result in Borrowers’ being in compliance with the covenant contained in Section 5.9.
     7.4. Other Covenants.
          Failure by any Borrower or any Obligor to comply with any other covenants or agreements relating to any Borrower or any Obligor as contained in this Agreement, any Guaranty, or any other agreement executed in connection herewith or therewith for more than 30 days after such failure shall first become known to any Borrower or to any Obligor.

     7.5. Insolvency.
          Dissolution, termination of existence, insolvency (failure to pay its debts as they mature or the failure to maintain the fair salable value of its assets in excess of its liabilities), business failure, appointment of a receiver, trustee, custodian or similar fiduciary, assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy laws or by or against any Borrower or any Obligor (if against any Borrower or Obligor , the continuation of such proceedings for more than 60 days) or the making by any Borrower or any Obligor of any offer of settlement, extension or composition to its unsecured creditors generally.
     7.6. Attachment, Judgment, Tax Liens.
          The issuance or filing against any Borrower or any Obligor of any lien, attachment, injunction, execution, tax lien, or judgment for the payment of money in excess of $750,000 which is not vacated, satisfied or discharged in full or stayed within 30 days after issuance or filing.
     7.7. Default in Other Agreements.
          Default in the payment of any sum due under any instrument of Debt for borrowed money in excess of $750,000 owed by any Borrower or any Obligor to any Person or any other default under such instrument of indebtedness other than the Senior Debt which permits such indebtedness to become due prior to its stated maturity or permits the holders of such indebtedness to elect a majority of the board of directors or manage the business of any Borrower or any Obligor.
     7.8. Loss of License.
          The loss, revocation, or failure to renew any license, permit, and/or franchise now held or hereafter acquired by any Borrower, which is necessary for the continued operation of such Borrower’s business which does or could reasonably be expected to materially adversely affect the properties and condition (financial or otherwise) of such Borrower.
     7.9. Liens.
          If any Borrower shall pledge, hypothecate or otherwise give a Lien on the Collateral, any Contract or the stock of RMC Reinsurance to, or if such Lien shall be obtained by, any Person other than Agent other than Permitted Liens.
     7.10. Assignment of Agreement.
          The attempt by any Borrower to, or if any Borrower shall, assign this Agreement or its rights hereunder.
     7.11. Change in Control.
          Any Change in Control shall occur.

     7.12. Subsidiary Guaranty Termination.
          Default under, revocation of, or termination of any Subsidiary Guaranty (other than a termination as a result of a transaction permitted hereunder).
     7.13. Crimes.
          Any Borrower or Guarantor, or any senior executive office of a Borrower or Guarantor, is criminally indicted or convicted for (i) a felony committed in the conduct of any Borrower’s or Guarantor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral.
     7.14. ERISA Liability.
          An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Borrower or Guarantor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; any Borrower, Guarantor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan.
SECTION 8. REMEDIES IN GENERAL; AGENT’S MANAGEMENT FEE; ADDITIONAL EQUITY.
     8.1. Remedies.
          In case any Event of Default shall have occurred, then and in every such Event of Default, Agent may, and at the direction of the Required Lenders, shall, take any or all of the following actions, at the same time or at different times:
          (a) Acceleration. Declare the Subordinated Loans and all other sums and Obligations owing to Lenders from Borrowers under this Agreement or any other agreement or loan between Lenders and Borrowers to be forthwith due and payable, whereupon all such sums shall forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers, and Lenders’ commitments to lend or extend other financial accommodations on behalf of the Borrower shall be terminated.
          (b) Set-Off. Without notice or other action set-off against any of the Obligations to Lenders any sum owed by Lenders in any capacity to Borrowers or any Subsidiary whether due or not, and Lenders shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of such Event of Default, even though the actual book entries may be made at some time subsequent thereto.
          (c) Attorneys’ Fees and Expenses. Add to the Obligations, Agent’s reasonable expenses to obtain or enforce payment of any Obligations hereunder and the enforcement or liquidation of any debt hereunder shall include reasonable attorneys’ fees plus other legal expenses incurred by Agent.
          (d) Default Rate. Increase the rate of interest under any Obligations to the Default Rate. Unless otherwise agreed by Agent, the Default Rate shall each be retroactive to the date of the first occurrence of an Event of Default.
          (e) Other Remedies. Exercise any other remedies under the Uniform Commercial Code or other applicable law, or any other Loan Document, including but not limited to proceeding to enforce its right by suit in equity, action at law or other appropriate proceeding, whether with respect to any Collateral or for payment or the specific performance of the covenants or agreements contained in this Agreement or any other Loan Document, all in such order and in such manner as Agent determines.
     8.2. Agent’s Performance of Obligors’ Obligations.
          If Borrowers or any other Obligor fails to comply with any of the covenants or perform any of its Obligations set forth herein or in any other Loan Document, Agent may, but shall have no obligation to, perform any such Obligations or undertake any act to cause such covenant to be complied with, including, but not limited to, discharging any Lien on any asset other than Permitted Liens. Any and all sums, and all costs and expenses incurred by Agent in so performing or causing compliance, shall be payable on demand together with interest at the Default Rate, respectively, from the date of any such payment by Agent until the date paid by Borrowers. Any such performance by Agent shall not cure any Unmatured Event of Default or Event of Default by Borrowers until all amounts owed under this Section 8.2 to Agent have been paid by the Borrower.
SECTION 9. CERTAIN REMEDIES AS TO COLLATERAL.
     9.1. Remedies — Collateral
          (a) Upon the occurrence of an Event of Default and subject to the prior rights, if any, of the Senior Lenders:
               (i) with respect to Accounts and General Intangibles:
                    (A) If Agent shall so request, Borrowers shall forthwith do one or more of the following: (A) legend, in form and manner acceptable to Agent, its books, records and documents evidencing or pertaining to its Accounts and General Intangibles with an appropriate reference to the fact that such Collateral has been assigned to Agent and that Agent has a security interest therein and notify any Person with an obligation with respect to such Collateral of Agent’s security interest therein, (B) account for and transmit to Agent, in the same form as received, all proceeds of collection of such Collateral received by Borrowers and, until so transmitted, hold the same in trust for Agent and not commingle such proceeds with any other of its funds, (C) deliver, at its own expense, any or all books, record or other documents relating to such Collateral to Agent at a place designated by Agent, provided that Agent agrees to allow the South Carolina Board of Financial Institutions to examine any original notes, mortgages or other evidence of indebtedness by Regional’s borrowers that have been delivered by Borrower to

Agent, and (D) notify the obligors on such Collateral that the Accounts and General Intangibles of Borrowers have been assigned to Agent and that payments in respect thereof shall be made directly to Agent.
                    (B) Agent, without notice to, or assent by, Borrowers and in the name of Borrowers or its own name, or otherwise, may (but need not) (A) notify the obligors of any of Borrowers’ Accounts or General Intangibles to make payments thereon directly to Agent; (B) ask for, demand, collect, receive, compound and give acquittance for such Collateral or any part thereof; (C) extend the time of payment for such Collateral or compromise or settle any such Collateral for cash, credit or otherwise, and upon any terms and conditions; (D) endorse the name of Borrowers on any check, draft or other order or instrument for the payment of moneys payable to Borrowers which have been issued in respect of such Collateral; (E) file any claims and commence, maintain or discontinue any action, suits or other proceedings deemed by Agent necessary or advisable for the purpose of collecting or enforcing payment of any such Collateral; (vi) at Agent’s sole discretion make test verifications of such Collateral or any portion thereof; (F) execute any instrument and do any and all other things necessary and proper to protect and preserve and realize upon such Collateral and other rights contemplated hereby; and (G) without obligation to resort to other security, at any time and from time to time, sell, re-sell, assign and deliver all or any of such Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and any right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery and at such price or prices and on such reasonable terms as Agent may determine, with the proceeds thereof to be applied in the manner provided herein.
                    (C) Borrowers hereby agrees that Agent may exercise the rights and remedies provided herein and that the exercise of such rights and remedies by Agent, including, without limitation, the sale of Accounts or General Intangibles, may be accomplished without demand, advertisement or notice (except as required by law) all of which (to the extent permitted by law) are hereby expressly waived. If any notice of a proposed sale or other disposition of such Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Agent shall not be obligated to make any sale regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Agent shall not be obligated to take any action authorized by this section, but in the event that Agent elects to take any such action, it shall not be responsible to Borrowers except for its gross negligence or willful misconduct.
     (ii) As to Inventory and Equipment:
                    (A) Upon notice to such effect, Borrowers shall deliver, at Borrowers’ own expense, any or all Inventory and Equipment to Agent at a place designated by Agent;
                    (B) Agent may take possession of any or all Inventory and Equipment and, for that purpose, enter, with the aid and assistance of any Person or Persons, any premises where the Collateral, or any part thereof, is, or may be, placed or assembled, and remove any of the same;
                    (C) Agent may execute any instrument and do all other things necessary and proper to protect and preserve and realize upon such Collateral and other rights contemplated hereby; and
                    (D) Without obligation to resort to other security, at any time and from time to time, Agent may sell, assign and deliver at the same or different times, all right, title, interest or claim of Borrowers in such Collateral, and any right of redemption thereof, at public or private sale, in one or more parcels, for cash, upon credit or for future delivery, and at such price or prices and on such terms as Agent may determine.
                    (E) Borrowers hereby agree that the exercise by Agent of the rights and remedies under this section, including, without limitation, sale of Inventory or Equipment may be accomplished without demand, advertisement or notice (except as required by law), all of which (to the extent permitted by law) are hereby expressly waived. If any notice of a proposed sale or other disposition shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Agent shall not be obligated to make any sale regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Agent may offer any Inventory or Equipment for sale in its then present condition and has no duty to repair or clean the Collateral prior to sale and the failure to make such repairs or clean the Collateral shall not effect the commercial reasonableness of the sale. Agent may disclaim all warranties including warranties of title, possession, quiet enjoyment, merchantability, fitness for a particular and any such disclaimer shall not effect the commercial reasonableness of the sale. Agent shall not be obligated to take any of the action authorized by this section, but in the event that Agent elects to take any such action, it shall not be responsible to the Borrower except for its gross negligence or willful misconduct.
     (iii) As to Instruments, Chattel Paper and Investment Property:
                    (A) If Agent shall so request, Borrowers shall forthwith do one or more of the following: (A) legend, in form and manner acceptable to Agent, Borrowers’ books, records and documents evidencing or pertaining to any Instruments, Chattel Paper or Investment Property with an appropriate reference to the fact that such assets have been assigned to Agent and that Agent has a security interest therein and notify any Person with an obligation with respect to such Collateral of Agent’s security interest therein, (B) account for and transmit to Agent, in the same form as received, all proceeds of collection of such Collateral received by it and, until so transmitted, to hold the same in trust for Agent and not commingle such proceeds with any other of its funds, (C) deliver, at its own expense, any or all books, records or other documents relating to such Collateral to Agent at a place designated by Agent, and (D) notify the obligors on such Collateral that such assets have been assigned to Agent and that payments in respect thereof shall be made directly to Agent.

                    (B) Agent, without notice to, or assent by, Borrowers and in the name of Borrowers or its own name, or otherwise, may (but need not) (A) notify the obligors of any of Borrowers’ Instruments, Chattel Paper or Investment Property to make payments thereon directly to Agent; (B) ask for, demand, collect, receive, compound and give acceptance for the such Collateral or any part thereof; (C) extend the time of payment for such Collateral or compromise or settle any such Collateral for cash, credit or otherwise, and upon any terms and conditions; (D) endorse the name of Borrowers on any check, draft or other order or instrument for the payment of moneys payable to Borrowers which have been issued in respect of such Collateral; (E) file any claims and commence, maintain or discontinue any action, suits or other proceedings deemed by Agent necessary or advisable for the purpose of collecting or enforcing payment of any such Collateral; (F) at Agent’s sole discretion make test verifications of such Collateral or any portion thereof; (G) execute any instrument and do any and all other things necessary and proper to protect and preserve and realize upon such Collateral and other rights contemplated hereby; and (H) without obligation to resort to other security, at any time and from time to time, sell, re-sell, assign and deliver all or any such Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and any right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery and at such price or prices and on such terms as Agent may determine, with the proceeds thereof to be applied in the manner provided herein.
                    (C) Borrowers hereby agree that Agent may sell such Collateral or any part thereof at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as Agent may deem satisfactory. Agent may be the purchaser of any or all of the Collateral so sold at any public sale. Borrowers covenant and agree that it will execute and deliver such documents and take such other action as Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Borrowers which may be waived, and Borrowers, to the extent permitted by law, hereby specifically waive all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. Borrowers further acknowledge that Agent may deem it impracticable to effect a public sale of any part of the securities included in the Collateral, and therefore authorize Agent in connection with any such private sale, if Agent deems it advisable to do so, (A) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for Investment and not with a view to the distribution or sale of any of such securities, (B) to cause to be placed on certificates for any or all of the Collateral or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act of 1933 and may not be disposed of in violation of the provision of said Act, and (C) to impose such other limitations or conditions in connection with any such sale as Agent deems necessary or advisable in order to comply with said Act or any other law. The notice (if any) of such sale shall (x) in case of a public sale, state the time and place fixed for such sale, (y) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (z) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Agent may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as Agent may determine. Agent shall not be obligated to make any such sale pursuant to any such notice. Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.
          (b) Application of Proceeds; Deficiency.
          (i) Subject to the prior rights of the Senior Lenders, Agent shall apply the net proceeds of any such collection, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent hereunder, including, without limitation, first, to the Agent’s reasonable attorneys’ fees and disbursements, then, to the payment to the Lenders of the Obligations on a pro rata basis, and then, only after such application and after the payment by Agent of any other amount required by any provision of law, need Agent account for the surplus, if any, to the Borrower.
          (ii) Borrowers shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by Agent to collect such deficiency.
SECTION 10. AMENDMENTS AND WAIVERS.
          No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Required Lenders (or by Agent at the written request of Required Lenders) and Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrowers and acknowledged by Agent, do any of the following:
          (a) increase or extend the Subordinated Loan Commitment of any Lender;
          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
          (c) reduce the principal of, or the rate of interest specified herein on any Subordinated Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
          (d) change the percentage of the Subordinated Loan Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

          (e) amend this Section 10 or any provision of this Agreement providing for consent or other action by all Lenders;
          (f) release substantially all of the Collateral other than as permitted by Section 11.6 or release any Guarantor; or
          (g) change the definition of “Required Lenders”.
SECTION 11. THE AGENT.
     11.1. Appointment and Authorization. Each Lender hereby designates and appoints Palladium Capital Management III, L.L.C. as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 11. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities to Lenders, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Sections 8 and 9 and any action so taken or not taken shall be deemed consented to by Lenders.
     11.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     11.3. Liability of Agent. Agent shall not (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrowers or any subsidiary or Affiliate of any

Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any of Borrowers’ Subsidiaries or Affiliates.
     11.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by all Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     11.5. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify Lenders of its receipt of any such notice. Upon the written request of any Lender, Agent shall declare a Default under this Agreement and send notice thereof to the Borrowers within ten (10) Business Days, with a copy provided to each of the Lenders, unless such Default is cured or waived. Otherwise, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable. Agent and each of the Lenders agree to use reasonable good faith efforts to disclose to each other, as soon as practicable after discovery by a senior officer with direct responsibility for the management of the transactions with Borrowers, any information or communication (believed to be reliable and substantially accurate) which the disclosing Lender has reason to believe (a) is not known by Agent or the other Lenders (as applicable) and (b) may have a material and adverse effect upon the business or operations of the Borrowers and/or upon the collateral security for the Subordinated Loans, and as a result, may impair the repayment of the Subordinated Loans as and when due; provided, however, that neither the Agent nor the other Lenders shall have any liability as a result of its or their failure to disclose any information pursuant to this paragraph, nor shall any Lender assert any such failure by Agent or another Lender as a defense to any claim asserted against a Lender under the provisions of this Agreement.
     11.6. Collateral Matters.
          (a) Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Agent’s Lien upon any Collateral (i) upon the termination of this Agreement and payment and satisfaction in full by Borrowers of all Subordinated Loans and all other Obligations; (ii) constituting property being sold or disposed of if the sale or disposition is made in compliance with this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrowers under a lease which has expired or been terminated in a transaction permitted under this Agreement.
          (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
     11.7. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the Code, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.
     11.8. Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents, for the ratable benefit and obligation of Agent and Lenders. Each Lender agrees that any action taken by Agent or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Agent or Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
SECTION 12. ASSIGNMENTS; PARTICIPATIONS.
          (a) Any Lender may, with the written consent of Agent (which consent shall not be unreasonably withheld), and, pursuant to the Subordination Agreement if applicable, the consent of the Senior Lenders, and written consent of Borrowers so long as no Event of Default has occurred and is continuing, assign and delegate to one or more Eligible Assignees (provided that no consent of Agent or any Borrower shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender and no consent of any Borrower shall be required in connection with any assignment and delegation by a Lender to another Lender) (each an “Assignee”) all, or any ratable part of all, of the Subordinated Loans, the Subordinated Loan Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $500,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrowers and Agent by such Lender and the Assignee; and (ii) such Lender and its Assignee shall have delivered to Borrowers and Agent an Assignment and Acceptance in the form of Exhibit A (“Assignment and Acceptance”), together with any Subordinated Note or Subordinated Notes subject to such assignment.
          (b) From and after the date that Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by Borrowers to Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) Subject to the restrictions of the Subordination Agreement, any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (other than a natural person) not Affiliates of any Borrower (a “Participant”) participating interests in any Subordinated Loans that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (other than the rights described in Section 10 as being rights that are voted on by all Lenders), and all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
SECTION 13. MISCELLANEOUS.
     13.1. Obligations Absolute.
          None of the following shall affect the Obligations of Borrowers or any other Obligor to Lenders under this Agreement or Agent’s rights with respect to the Collateral:
          (a) acceptance or retention by Agent of other property or any interest in property as security for the Obligations;
          (b) release by Agent of any of Borrowers, any other Obligor or of all or any part of the Collateral or of any party liable with respect to the Obligations;
          (c) release, extension, renewal, modification or substitution by Lenders of the Subordinated Notes, or any note evidencing any of the Obligations, or the compromise of the liability of Borrowers or any guarantor of the Obligations; or
          (d) failure of Agent to resort to any other security or to pursue Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

     13.2. Entire Agreement.
          This Agreement and the other Loan Documents (i) are valid, binding and enforceable against Borrowers and Lenders in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of Borrowers and Lenders. No promises, either expressed or implied, exist between Borrowers and Lenders, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among Lenders, Borrowers and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against Lenders merely because of Lenders’ involvement in their preparation.
     13.3. Amendments; Waivers.
          No delay on the part of Agent or Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Agent or Lenders of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Agent, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     13.4. WAIVER OF DEFENSES; WAIVER OF DISCOVERY.
          BORROWERS, ON BEHALF OF THEMSELVES AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, (A) WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWERS OR SUCH GUARANTOR MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE LENDERS IN ENFORCING THIS AGREEMENT, (B) WAIVE ANY RIGHT TO DISCOVERY IN ANY LITIGATION OR ARBITRATION TO WHICH THE LENDERS, BORROWERS AND/OR ANY SUCH GUARANTOR ARE PARTIES, AND (C) PROVIDED THE LENDERS ACT IN GOOD FAITH, RATIFY AND CONFIRM WHATEVER THE LENDERS MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWERS.
     13.5. ARBITRATION.
          ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, THAT CANNOT BE RESOLVED BY MEDIATION WITHIN

THIRTY (30) DAYS SHALL, AT THE ELECTION OF THE AGENT (WHICH ELECTION THE AGENT MAY MAKE OR DECLINE TO MAKE IN ITS SOLE DISCRETION AND WITHOUT THE CONSENT OF BORROWERS OR THE OTHER LENDERS) BE FINALLY RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE ARBITRATION WILL BE CONDUCTED IN THE ENGLISH LANGUAGE IN THE CITY OF NEW YORK, NEW YORK, IN ACCORDANCE WITH THE UNITED STATES ARBITRATION ACT. THERE SHALL BE THREE ARBITRATORS, NAMED IN ACCORDANCE WITH SUCH RULES.
     13.6. FORUM SELECTION AND CONSENT TO JURISDICTION.
          UNLESS THE LENDERS SHALL HAVE ELECTED TO RESOLVE A DISPUTE WITH BORROWERS BY ARBITRATION IN ACCORDANCE WITH SECTION 13.5 ABOVE, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDERS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     13.7. WAIVER OF JURY TRIAL.
          BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE

FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDERS AND BORROWERS ARE ADVERSE PARTIES, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL, AT THE ELECTION OF THE LENDERS (WHICH ELECTION THE LENDER MAY MAKE OR DECLINE TO MAKE IN THEIR SOLE DISCRETION AND WITHOUT THE CONSENT OF BORROWERS), UNLESS THE AGENT SHALL HAVE ELECTED TO RESOLVE A DISPUTE WITH BORROWERS BY ARBITRATION IN ACCORDANCE WITH SECTION 13.5, BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWERS.
     13.8. Assignability.
          Any Lender may at any time assign such Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer such Lender’s rights in any or all of the Collateral, and such Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, any Lender may at any time sell one or more participations in such Lender’s Subordinated Loan. Borrowers may not sell or assign this Agreement, or any other agreement with the Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Agent. This Agreement shall be binding upon Lenders and Borrowers and their respective legal representatives and successors. All references herein to any Borrower shall be deemed to include any successors, whether immediate or remote.
     13.9. [RESERVED.]
     13.10. Confirmations.
          Borrowers and Agent agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Subordinated Loans then outstanding.
     13.11. Confidentiality.
          The Lenders agree to use commercially reasonable efforts (equivalent to the efforts such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by Borrowers, including all information designated as confidential, except that a Lender may disclose such information (a) to Persons employed or engaged by such Lender in evaluating, approving, structuring or administering the Subordinated Loan; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.11 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender; or (g) that ceases to be confidential through no fault of such Lender.
     13.12. Binding Effect.
          This Agreement shall become effective upon execution by Borrowers and Lenders. If this Agreement is not dated or contains any blanks when executed by Borrowers, Agents is hereby authorized, without notice to Borrowers, to date this Agreement as of the date when it was executed by Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.
     13.13. Governing Law.
          This Agreement, the Loan Documents and the Subordinated Notes shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.
     13.14. Enforceability; Usury.
          (a) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          (b) It is the intention of Lenders and Borrowers to conform strictly to the laws of the State of New York or the laws of such other jurisdiction which may be found to apply to the subject transaction relating to the maximum rate of interest which may be lawfully contracted for or charged. Nothing contained in this Agreement or any other Loan Document shall be construed to mean that Borrowers have contracted to pay or are obligated to pay any sum or sums to Lenders in excess of those which may lawfully be charged or contracted for under applicable law of the State of New York or other applicable law. If any provision of this Agreement or any of the other Loan Documents shall require payment of any sum or sums of interest in excess of the maximum permitted rate which may be lawfully contracted for or charged, then Borrowers and Lenders agree that such result is as a consequence of their inadvertence and/or mistake, and the interest charge for which Borrowers are liable under this instrument shall be recomputed for the sole and limited purpose of determining the extent of the Obligations and liabilities of Borrowers to Lenders so that the interest charges for which Borrowers are liable shall not exceed the maximum permitted rate which is determined to be applicable. Additionally, any sums of interest which are collected by Lenders from Borrowers or other source in connection with the Subordinated Loan evidenced hereby which are in excess of the maximum permitted rate shall, for the sole and limited purpose of determining the extent of the Obligations and liabilities of Borrowers to Lenders, be credited against the amount of principal for which Borrowers are liable to Lenders after giving effect to any recomputation and adjustment required pursuant to the foregoing provisions of this section, or if such outstanding principal balance and interest are paid in full, any such excess shall be remitted by Lenders to Borrowers.
     13.15. Survival of Borrowers’ Representations; Termination and Release of Liens.
          (a) All covenants, agreements, representations and warranties made by Borrowers herein shall, notwithstanding any investigation by Agent, be deemed material and relied upon by Lenders and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Subordinated Notes, and shall be deemed to be continuing representations and warranties until such time as Borrowers have fulfilled all of their Obligations to Lenders, and Lenders have been indefeasibly paid in full in cash. The Lenders, in extending financial accommodations to Borrowers, are expressly acting and relying on the aforesaid representations and warranties.
          (b) Upon the indefeasible payment in full to Lenders of all principal and interest on the Subordinated Loans and the performance of all the Obligations of Borrowers and each Obligor hereunder, then (i) Borrowers’ obligations under SECTION 5 hereof shall terminate and be of no further force or effect, and (ii) Agent shall release all Liens granted to Agent by Borrowers or any other Obligor to secure the Obligations.
     13.16. Extensions of Lenders’ Commitment.
          This Agreement shall secure and govern the terms of (i) any extensions or renewals of Lenders’ commitment hereunder, and (ii) any replacement note executed by Borrowers and accepted by Lenders in their sole and absolute discretion in substitution for the Subordinated Notes.
     13.17. Time of Essence.
          Time is of the essence in making payments of all amounts due Lenders under this Agreement and in the performance and observance by Borrowers of each covenant, agreement, provision and term of this Agreement.
     13.18. Counterparts; Facsimile Signatures.
          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Agent shall deemed to be originals thereof.

     13.19. Notices.
          Except as otherwise provided herein, Borrowers waive all notices and demands in connection with the enforcement of Lenders’ rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

To a Borrower:	c/o Regional Management Corp.
509 West Butler Road
Greesville, SC 29607
Attention: Robert D. Barry
Telephone No.: 864-422-8011
Telecopier No.: 864-422-8035
Email: bbarry@rmcorp.biz

To a Lender:	c/o Palladium Capital Management III, L.L.C.
1270 Avenue of the Americas, 22nd Floor
New York, NY 10020
Attention: Erik Scott
Telephone No.: 212-218-5169
Telecopier No.: 212-218-5155
Email: escott@palladiumequity.com
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this section. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.
     13.20. Costs, Fees and Expenses.
          Borrowers shall pay or reimburse Agent for all costs, fees and expenses incurred by Agent or for which Agent becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to Agent, which shall also include attorneys’ fees and time charges of attorneys who may be employees of Agent or any Affiliate of Agent, plus costs and expenses of such attorneys or of Agent; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, Borrowers shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Subordinated Notes and the other Loan Documents to be delivered hereunder, and agrees to save and hold Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by Borrowers to Agent pursuant to this Agreement or the other Loan Documents which is not paid on or prior to the date hereof shall be payable by Borrowers to Agent on demand. If at any time or times hereafter Agent: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent Agent in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Agent, Borrowers, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or Borrowers’ business or affairs, or (iii) to enforce any rights of Agent against Borrowers or any other Person that may be obligated to Agent by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to enforce or enforces any of Agent’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by Agent in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by Borrowers to Agent on demand.
     13.21. Indemnification.
          Borrowers agree to defend (with counsel satisfactory to Lenders), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, environmental laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Subordinated Loan, the use or intended use of the proceeds of the Subordinated Loan, the enforcement of Lenders’ rights and remedies under this Agreement, the Loan Documents, the Subordinated Notes, any other instruments and documents delivered hereunder, or under any other agreement between Borrowers and Lenders; provided, however, that Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of

Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.
     13.22. Revival and Reinstatement of Obligations.
          If the incurrence or payment of the Obligations by any Obligor or the transfer to Lenders of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if a Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that such Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of such Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     13.23. Customer Identification — USA Patriot Act Notice.
          The Agent hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Agent to identify Borrowers in accordance with the Act.
[The remainder of this page has been left blank intentionally.]

          IN WITNESS WHEREOF, Borrowers and Lenders have executed this Senior Subordinated Loan and Security Agreement as of the date first above written.

REGIONAL MANAGEMENT CORP.
REGIONAL FINANCE CORPORATION OF SOUTH CAROLINA
REGIONAL FINANCE CORPORATION OF GEORGIA
REGIONAL FINANCE CORPORATION OF TEXAS
REGIONAL FINANCE CORPORATION OF NORTH CAROLINA
REGIONAL FINANCE CORPORATION OF ALABAMA
REGIONAL FINANCE CORPORATION OF
TENNESSEE

By:	/s/ Robert D. Barry
	Name:	Robert D. Barry
	Title:	Chief Financial Officer of each of the above-listed corporations

PALLADIUM CAPITAL MANAGEMENT III, L.L.C., as Agent
By:	/s/ David Perez
	Name:	David Perez
	Title:	Managing Director

PALLADIUM EQUITY PARTNERS III, L.P., as a Lender
By:	Palladium Equity Partners III, L.L.C., Its: General Partner

By:	/s/ David Perez
	Name:	David Perez
	Title:	Managing Director

RICHARD A. GODLEY, as a Lender
/s/ Richard A. Godley

JERRY SHIRLEY, as a Lender
/s/ Jerry Shirley

BRENDA KINLAW, as a Lender
/s/ Brenda Kinlaw

Schedule I
Commitments

Lender	Commitment Amount
Palladium Equity Partners III, L.P.	$20,813,674
Richard A. Godley	$2,000,000
Jerry Shirley	$2,000,000
Brenda Kinlaw	$1,000,000
Total	$25,813,674